EXECUTION VERSION
AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 4, 2021

by and among

MOOG RECEIVABLES LLC,
as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers,

WELLS FARGO BANK, N.A.,
as Administrative Agent,

and

MOOG INC.,
as initial Master Servicer

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(continued)

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(continued)

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(continued)

EXHIBITS

EXHIBIT A        –    Form of Investment Request
EXHIBIT B        –    Form of Reduction Notice
EXHIBIT C        –    Form of Assignment and Acceptance Agreement
EXHIBIT D        –    [Reserved]
EXHIBIT E        –    Form of Capital Coverage Amount Certificate
EXHIBIT F        –    Credit and Collection Policy
EXHIBIT G-1        –    Form of Monthly Report
EXHIBIT G-2        –    Form of Weekly Report
EXHIBIT H        –    Form of Compliance Certificate
EXHIBIT I        –    Closing Memorandum

SCHEDULES

SCHEDULE I        –    Commitments
SCHEDULE II    –    Lock-Box Banks and Lock-Box Accounts
SCHEDULE III    –    Notice Addresses
SCHEDULE IV    –    Initial Schedule of Sold Receivables
SCHEDULE V    –    Purchaser’s Account
SCHEDULE VI    –    Trade Names

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This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 4, 2021 by and among the following parties:
(i)    MOOG RECEIVABLES LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);
(ii)    the Persons from time to time party hereto as Purchasers;
(iii)    WELLS FARGO BANK, N.A. (“Wells”), as Administrative Agent; and
(iv)    MOOG INC., a New York corporation, in its individual capacity (“Moog”) and as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”).
PRELIMINARY STATEMENTS
The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.
The parties hereto desire to amend and restate that certain Receivables Purchase Agreement, dated as of March 5, 2012, among the Seller, Moog, as Servicer (as defined in the Prior Agreement), PNC Bank, National Association, as Issuer (as defined in the Prior Agreement), PNC Capital Markets LLC, as Structuring Agent (as defined in the Prior Agreement), and PNC Bank, National Association, as Administrator (as defined in the Prior Agreement) (as amended, supplemented or otherwise modified as of the date hereof, the “Prior Agreement”) on the terms and conditions hereinafter set forth.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted Aggregate Eligible Outstanding Balance” means, as of any date, an amount equal to the excess of (i) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, over (ii) the Contra Amount.
“Administrative Agent” means Wells, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

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“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; other than (i) in favor of the Seller or the Administrative Agent (on behalf of the Seller, the Affected Persons and the Indemnified Parties) or (ii) a Permitted Lien.
“Advisors” has the meaning set forth in Section 14.06(c).
“Affected Person” means each Purchaser Party and each of their respective Affiliates.
“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Purchaser, Affiliate shall mean the holder(s) of its membership interests. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:
(a)    the Prime Rate; and
(b)    0.50% per annum above the latest Federal Funds Rate.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such

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Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.
“Applicable Margin” has the meaning set forth in the Fee Letter.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Moog or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“Billed Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has been sent to the Obligor thereof.
“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers of such person, (c) in the case of any partnership, the board of directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Atlanta, Georgia, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with LMIR, dealings are carried out in the London interbank market.
“Calculation Period” means each calendar month.
“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided, that

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if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time, minus (b) the Total Reserves at such time.
“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.
“Change in Control” means the occurrence of any of the following:
(a)    with respect to the Seller, that Moog ceases to own, directly or indirectly, 100% of the membership interests of the Seller free and clear of Adverse Claims other than Moog’s pledge of the membership interests of the Seller to HSBC Bank USA, National Association (and its successors and assigns) as contemplated by the Intercreditor Agreement in connection with the Moog Credit Agreement;
(b)    with respect to any Originator (other than Moog), that Moog, ceases to own, directly or indirectly, 100% of the capital stock or other Equity Interests of such Originator free and clear of Adverse Claims other than a pledge of the equity interests of such Originator given in connection with the Moog Credit Agreement; or
(c)    with respect to Moog at any time:
    (i)    if any Person or group (within the meaning of the Securities Laws and the rules of the SEC thereunder as in effect on the date hereof), except any Benefit Plan of Moog or any Moog Employee Compensation Vehicle, becomes the owner directly or indirectly of 30% or more of the aggregate voting power represented by the Equity Interests of Moog; or
    (ii)    a majority of the members of the Board of Directors of Moog are not Continuing Directors.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives

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promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means November 4, 2021.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Master Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Purchaser, the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the agreement pursuant to which it became a Purchaser, as such amount may be (i) modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or (ii) increased pursuant to Section 2.02(g). If the context so requires, “Commitment” also refers to a Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.
“Company Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.
“Concentration Percentage” means (a) except as provided in clause (b) below, for any: (i) Group A Obligor, 20%, (ii) Group B Obligor, 15%, (iii) Group C Obligor, 10% and (iv) Group D Obligor, 7% and (b) for The Boeing Company (the “Special Obligor”), 20% (the “Special Concentration Limit”); provided, however, that the Administrative Agent may, in its sole discretion, approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrative Agent may, upon not less than ten (10) Business Days’ notice to Seller, cancel or reduce the Special Concentration Limit. In the event that any other Obligor is or becomes an Affiliate of the Special Obligor, the Special Concentration Limit shall apply to both such Obligor and the Special Obligor and shall be calculated as if such Obligor and the Special Obligor were a single Obligor.
“Concentration Reserve” means, on any date, an amount equal to: (a) the Adjusted Aggregate Eligible Outstanding Balance on such date, multiplied by (b) the Concentration Reserve Percentage on such date.

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“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the four (4) largest Group D Obligor Percentages, (b) the sum of the two (2) largest Group C Obligor Percentages, (c) the largest Group B Obligor Percentage and (d) the largest Group A Obligor Percentage; provided, that the amount set forth in this clause (d) shall be disregarded for purposes of determining the “Concentration Reserve Percentage” until such date, if any, that the Administrative Agent (in its sole discretion) shall designate in writing to the Master Servicer (which date shall not be less than 10 days from the date such notice is delivered).
“Contingent Receivable” means any Receivable, the Contract for which does not specify a date when payment thereof is due, but rather, provides that such Receivable is payable upon the occurrence of an event specified in such Contract.
“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Moog who (i) was a member of such Board of Directors on the date of this Agreement; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Contra Amount” means, as of any date of determination, the sum of:
(a) the aggregate amount of all obligations owing by Moog and its Affiliates to Persons that are Obligors on Pool Receivables as set forth in the most recently delivered Monthly Report; plus
(b)    the sum of the amounts determined for each Obligor on an Eligible Receivable included in the Receivables Pool equal to the excess, if any, of (i) the aggregate amount of all payments received by any Originator, the Seller or their Affiliates from such Obligor and its Affiliates in respect of Receivables for which any Originator has not yet performed or delivered the related services or goods, over (ii) the aggregate Outstanding Balance of all Receivables owing by such Obligor and its Affiliates that are not Eligible Receivables but that would be Eligible Receivables had they been billed.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month divided by (b) (i) the aggregate initial Outstanding Balance of all Pool

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Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).
“Deemed Collections” has the meaning set forth in Section 4.01(d).
“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate credit sales made by the Originators during the Fiscal Month that is (x) at any time prior to the Threshold Reduction Date, ten (10) Fiscal Months before such Fiscal Month and (y) at any time on or after the Threshold Reduction Date, seven (7) Fiscal Months before such Fiscal Month.
“Defaulted Receivable” means a Receivable:
(a)    as to which any payment, or part thereof, remains unpaid for more than (i) at any time prior to the Threshold Reduction Date, 270 days from the original due date for such payment and (ii) at any time on or after the Threshold Reduction Date, 180 days from the original due date for such payment; or
(b)    without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, (ii) that has been written off the Seller’s books as uncollectible or (iii) which, consistent with the Credit and Collection Policy, should be written off as uncollectible.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment.
“Dilution” has the meaning set forth in Section 4.01(d), but excluding any such deemed Collections on Dilution Excluded Receivables.

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“Dilution Component Reserve” means, at any date, an amount equal to: (a) the Adjusted Aggregate Eligible Outstanding Balance on such date, multiplied by (b) the Dilution Component Reserve Percentage on such date.
“Dilution Component Reserve Percentage” means, at any time, the product of (a) the 12-Fiscal Month rolling average of the Dilution Ratios at such time multiplied by (b) the Dilution Horizon Ratio.
“Dilution Excluded Receivable” means, from time to time, any Receivable for which each of the following criteria have been satisfied: (i) the Seller, the Master Servicer or any Originator has sent a credit memo to, or entered into any other agreement or arrangement with, the related Obligor, the effect of which is to cancel the related invoice or bill sent to the related Obligor with respect to such Receivable, (ii) the amount set forth in such cancelled invoice or bill with respect to such Receivable has been earned by the related Originator, remains owing by such Obligor and no portion thereof is the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim, (iii) the Seller has been deemed to have received a Collection on such Receivable as a result of cancelling such invoice or bill in accordance with Section 4.01(d)(i) of this Agreement, (iv) no Event of Termination has occurred and remains continuing, and (v) if the Outstanding Balance of such Receivable exceeds $1,000,000, then not later than five (5) Business Days following such event, if requested by the Administrative Agent, the Master Servicer shall have delivered to the Administrative Agent a certificate substantially in the form of Exhibit E attached hereto setting forth a calculation of the Capital Coverage Amount after giving effect to the related reduction of the Net Receivables Pool Balance.
“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the sum of (i) the aggregate credit sales made by the Originators during such Fiscal Month, plus (ii) the aggregate credit sales made by the Originators during the preceding Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Master Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Master Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.
“Dilution Ratio” means, with respect to any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of such Fiscal Month by dividing: (a) the Dilution (other than Excluded Credit Rebill Dilution) for such Fiscal Month, by (b) the aggregate credit sales made by the Originators during the Fiscal Month that is one Fiscal Month before such Fiscal Month.

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“Dilution Reserve” means, on any date, an amount equal to: (a) the Adjusted Aggregate Eligible Outstanding Balance on such date, multiplied by (b) the Dilution Reserve Percentage on such date.
“Dilution Reserve Percentage” means on any date, the product of (i) the Dilution Horizon Ratio multiplied by (ii) the sum of (x) 2.00 times the average of the Dilution Ratios for the twelve most recent Fiscal Months plus (y) the Dilution Volatility Component.
“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest average Dilution Ratio for any three consecutive Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months, times (b) (i) the highest average Dilution Ratio for any three consecutive Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“Eligible A-Rated Foreign Obligor” means an Obligor that is a resident of a country (other than the United States or Canada), which country has a sovereign debt rating of less than “AAA” by Standard & Poor’s or “Aaa” by Moody’s but at least “A” by Standard & Poor’s and “A2” by Moody’s.
“Eligible AAA-Rated Foreign Obligor” means an Obligor that is a resident of a country (other than the United States or Canada), which country has a sovereign debt rating of at least “AAA” by Standard & Poor’s and “Aaa” by Moody’s.
“Eligible Assignee” means (i) any Purchaser or any of its Affiliates, (ii) any Person managed by a Purchaser or any of its Affiliates and (iii) any other financial institution.
“Eligible BBB-Rated Foreign Obligor” means an Obligor that is a resident of a country (other than the United States or Canada), which country has a sovereign debt rating of less than “A” by Standard & Poor’s or “A2” by Moody’s but at least “BBB-” by Standard & Poor’s and “Baa3” by Moody’s.
“Eligible Receivable” means, at any time of determination, a Pool Receivable:
(a)the Obligor of which is (i) a United States or Canadian resident, (ii) an Eligible AAA-Rated Foreign Obligor, an Eligible A-Rated Foreign Obligor or an Eligible BBB-Rated Foreign Obligor, (iii) not a government or governmental subdivision, affiliate or agency other than a U.S. federal government or U.S. federal governmental subdivision, affiliate or agency, (iv) not subject to any Insolvency Proceeding, (v) not an Affiliate of Moog or Seller, (vi) not a Sanctioned Person and (vii) is not a natural person;

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(b)that is denominated and payable only in U.S. dollars to a Lock-Box Account in the United States that is subject to a Lock-Box Agreement;
(c)that does not have a stated maturity which is more than 180 days after the original invoice date of such Receivable;
(d)that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of the applicable Originator’s business;
(e)that arises under a duly authorized Contract that is in full force and effect and that is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);
(f)that conforms in all material respects with all applicable laws, rulings and regulations in effect;
(g)that, or such portion thereof that, is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim, the amount of which is not then included in the calculation of the Contra Amount;
(h)that satisfies all applicable requirements of the applicable Credit and Collection Policy;
(i)that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;
(j)in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor);
(k)for which the Purchasers (or the Administrative Agent on their behalf) shall have a valid and enforceable ownership or security interest therein and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;
(l)that is not an Unbilled Receivable and for which an invoice has been sent to the related Obligor;

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(m)that is neither a Defaulted Receivable nor a Delinquent Receivable nor a Contingent Receivable;
(n)for which neither the Originator thereof, the Seller nor the Master Servicer has established (i) any offset arrangements with the related Obligor unless the amount such Obligor would be entitled to offset is included in the calculation of the Contra Amount or (ii) any netting arrangement with the related Obligor;
(o)that constitutes an “account” as defined in the UCC, and that is not evidenced by instruments or chattel paper;
(p)for which the sum of the Outstanding Balances of all Defaulted Receivables owing by the related Obligor do not exceed 50.00% of the Outstanding Balances of all such Obligor’s Receivables;
(q)that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by any Originator thereof and for which the related goods or merchandise shall have been delivered and/or services performed;
(r)that is not a Moog Component Group Receivable, unless and until such time, if any, that the Administrative Agent has received such information and reports with respect to Moog Component Group Receivables, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent has requested from the Seller or the Master Servicer; and
(s)which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods.
“Equity Interests” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Moog, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Moog, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

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“Erroneous Invoice” means, with respect to any Receivable, any invoice that was delivered with respect thereto that included an error with respect to the related Obligor (including its address), the related goods or similar items.
“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Excess Concentration” means, without duplication, the sum of the following amounts:
(a)the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor, multiplied by (b) the Adjusted Aggregate Eligible Outstanding Balance; plus
(b)the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are the United States federal government or a United States federal governmental subdivision, affiliate or agency, exceeds 20.0% (or, if the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “B” by Standard & Poor’s or “B2” by Moody’s, 15.0%) of the Adjusted Aggregate Eligible Outstanding Balance; plus
(c)the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the stated maturity of which is more than ninety days after the original invoice date thereof, exceeds 2.5% of the Adjusted Aggregate Eligible Outstanding Balance; plus
(d)the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are residents of countries other than the United States of America, exceeds 40.0% (or, if the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “B” by Standard & Poor’s or “B2” by Moody’s, 30.0%) of the Adjusted Aggregate Eligible Outstanding Balance; plus
(e)the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible A-Rated Foreign Obligors, exceeds 20.0% (or, if the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “B” by Standard & Poor’s or “B2” by Moody’s, 10.0%) of the Adjusted Aggregate Eligible Outstanding Balance; plus
(f)the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible BBB-Rated Foreign Obligors, exceeds 5.0% (or, if the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “B” by Standard & Poor’s or “B2” by Moody’s, 0.0%) of the Adjusted Aggregate Eligible Outstanding Balance; plus
(g)the aggregate of the amounts calculated for each country (other than the United States of America) in which Obligors of Pool Receivables are residents equal to

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the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool related to Obligors that reside in any country set forth in the table below exceeds an amount equal to the applicable percentage for such country set forth in the table below, multiplied by the Adjusted Aggregate Eligible Outstanding Balance; plus

Country	Permitted Concentration Percentage
	If the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then “B” or better by Standard & Poor’s or “B2” or better by Moody’s	If the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “B” by Standard & Poor’s or less than “B2” by Moody’s
Canada	20.0%	15.0%
France	10.0%	5.0%
Germany	10.0%	5.0%
Any country other than the foregoing	5.0%	5.0%

provided, however, that the Administrative Agent shall have the right, upon 10 days’ prior notice to the Seller and the Master Servicer, to reduce (including to zero), in its sole discretion, the percentages used to determine the excess concentrations in clauses (b) through (g) above.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Credit Rebill Dilution” means, with respect to any Receivable, any of the following: (i) any Dilution with respect thereto solely to the extent both (A) such Dilution occurred solely as a result of cancelling an Erroneous Invoice and replacing it with a Rebilled Invoice and (B) such Erroneous Invoice and the related Rebilled Invoice were issued on the same calendar day, (ii) any Dilution with respect thereto other than the portion of such Dilution with respect thereto equal to the excess, if any, of (x) the principal balance of the related Erroneous Invoice over (y) the principal balance of the related Rebilled Invoice, but solely to the extent that each of the following are satisfied: (A) such Dilution occurred solely as a result of cancelling an Erroneous Invoice and replacing it with a Rebilled Invoice, (B) such Erroneous Invoice and the related Rebilled Invoice were issued both (aa) during the same calendar month (but not on the same calendar day) and (bb) within 30 days of each other and (C) the principal balance of the related Rebilled Invoice is less than the principal balance of the related Erroneous Invoice or (iii) any Dilution with respect thereto solely to the extent that each of the following are satisfied: (A) such Dilution occurred solely as a result of cancelling an Erroneous Invoice and replacing it with a Rebilled Invoice, (B) such Erroneous Invoice and the related Rebilled Invoice were issued both (x) during the same calendar month (but not on the same calendar day) and (y) within 30 days of each other and (C) the principal balance of the related Rebilled Invoice is greater than or equal to the principal balance of the related Erroneous Invoice.

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“Excluded Receivable” means any Receivable (a) that is a Moog Component Group Receivable, unless and until such time, if any, that the Seller or the Master Servicer has notified the Administrative Agent in writing that Moog Component Group Receivables shall no longer be “Excluded Receivables”, (b) owing by Moog or any Subsidiary of Moog or (c) that has been or is generated by a business (i) all or substantially all the assets of which are acquired by any Originator or (ii) that is merged into any Originator, in either case, after the date of this Agreement (any such business described in clause (i) and (ii), being a “New Business”); provided, however, if any Receivable of a New Business is being accounted for or has been at any time accounted for together with the other Receivables of any Originator under the MBS Accounting System (as such system may be modified or replaced from time to time), such Receivable is not an “Excluded Receivable”.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Purchaser, any Affected Person or any other Indemnified Party, (i) taxes imposed on, or measured by, net income or net profits, overall capital or net worth, franchise or branch profits taxes or any similar taxes, and any taxes on doing business imposed by the jurisdiction (a) under the applicable laws of which such Person is incorporated or organized, (b) in which an applicable office or branch of such Person is located or (c) in which such Person has a present or former connection (other than a connection arising solely from such Person having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement) that causes the imposition of such tax, (ii) any tax required to be withheld or assessed pursuant to Sections 1471 through 1474 of the Internal Revenue Code unless the Seller fails to provide in a timely manner, upon the reasonable request of the Administrative Agent (on behalf of such Person) any information, form, document or certification, accurately completed and in a manner reasonably satisfactory to the Administrative Agent, that may be required or reasonably requested in order to allow the Administrative Agent or such Person to comply with Sections 1471 through 1474 of the Internal Revenue Code or enter into an agreement with the Internal Revenue Service, and any such tax pursuant to Sections 1471 through 1474 of the Internal Revenue Code would not have been assessed if the Seller had acted in accordance with this clause (ii), and (iii) any tax required to be withheld or assessed as a result of the failure of such Person to provide to the Seller or the Master Servicer any tax form required to be delivered by such Person pursuant to Section 5.03(f).
“Facility Account” means the Seller’s account no. [Redacted Information] at Wells Fargo Bank, N.A., ABA #[Redacted Information], Account Name: Moog Receivables LLC, or such other account as may be designated by the Seller from time to time in a writing delivered to the Administrative Agent and each Purchaser.
“Facility Limit” means $100,000,000 as reduced from time to time pursuant to Section 2.02(e) or increased pursuant to Section 2.02(g). References to the unused portion of the Facility Limit means, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.
“Federal Reserve Bank” means a regional bank of the Federal Reserve System, the central banking system of the U.S., created by the Federal Reserve Act of 1913.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Covenant Breach” means a breach that shall occur if the “Leverage Ratio” calculated as of the last day of each fiscal quarter of Moog exceeds (i) 4.0:1.0 for such fiscal quarter or (ii) solely to the extent that a “Leverage Ratio Increase” has become effective in accordance with the Moog Credit Agreement for such fiscal quarter, 4.5:1.0 for such fiscal quarter. For purposes of this definition of “Financial Covenant Breach”:

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(a)unless otherwise defined in this Agreement, the terms used in this definition (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the Moog Credit Agreement; and
(b)any reference to the “Moog Credit Agreement” is to such agreement as in effect on the Closing Date and without giving effect to any amendment, restatement, waiver, supplement or termination thereof (unless otherwise agreed to in writing by the Administrative Agent in its sole discretion).
“Fiscal Month” means each monthly period ending on the Saturday immediately before or after the last day of the calendar month that is the closest to such last day.
“Floor Reserve” means, on any date, an amount equal to: (a) the Adjusted Aggregate Eligible Outstanding Balance on such date, multiplied by (b) 15.0%.
“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
“Group A Obligor Percentage” means, at any time, for each Group A Obligor, the lesser of 20% and the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group A Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.
“Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
“Group B Obligor Percentage” means, at any time, for each Group B Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group B Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

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“Group C Obligor” means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.
“Group C Obligor Percentage” means, at any time, for each Group C Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group C Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
“Group D Obligor Percentage” means, at any time, for each Group D Obligor: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group D Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.
“Guaranteed Obligations” has the meaning set forth in Section 3.01.
“Indemnified Party” has the meaning set forth in Section 13.01(a).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Independent Director” has the meaning set forth in Section 8.03(c).
“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Closing Date, which list is attached as Schedule IV hereto.
“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intended Tax Treatment” has the meaning set forth in Section 14.14.
“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of the Closing Date, among HSBC Bank USA, National Association, as administrative agent, a lender, swingline lender and issuing bank under the Moog Credit Agreement, the Administrative Agent, Moog and the Seller, as the same may be amended, supplemented or otherwise modified from time to time.

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“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a).
“Law” means any international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.
“LCR Security” means any commercial paper or security (other than equity securities issued to Moog or any Originator that is a consolidated subsidiary of Moog under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“LIBOR Market Index Rate” means, for any day, the greater of (a) 0% per annum, and (b) the one-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

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“LMIR” means, on any date of determination the LIBOR Market Index Rate.
“Lock-Box Account” means an account in the name of the Seller and maintained by the Seller at a bank or other financial institution for the purpose of receiving Collections.
“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Master Servicer, the Administrative Agent and a Lock-Box Bank.
“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts. As of the Closing Date, the Lock-Box Bank is Wells.
“Loss Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the sum of (i) the aggregate credit sales made by the Originators during the four (4) Fiscal Month period ending on the last day of such Fiscal Month, plus (ii) if the Weighted Average Credit Terms are greater than 30, the product of (A) the ratio of (x) Weighted Average Credit Terms minus thirty, divided by (y) thirty, times (B) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the fifth (5th) most recent Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.
“Loss Reserve” means, on any date, an amount equal to: (a) the Adjusted Aggregate Eligible Outstanding Balance on such date, multiplied by (b) the Loss Reserve Percentage on such date.
“Loss Reserve Percentage” means, on any date, the product of (i) 2.00, times (ii) the highest arithmetic average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Ratio.
“Majority Purchasers” means one or more Purchasers representing more than 50% of the aggregate Commitments of all Purchasers (or, if the Commitments have been terminated, Purchasers representing 100% of the aggregate outstanding Capital held by all the Purchasers); provided, however, that in no event shall the Majority Purchasers include fewer than two (2) Purchasers at any time when there are two (2) or more Purchasers.
“Master Servicer” has the meaning set forth in the preamble to this Agreement.
“Master Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).
“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:
(a)    the assets, operations, business or financial condition of such Person (except in the case of Moog, any Originator or other subsidiary of Moog (excluding Seller), it shall refer to such a material adverse effect on the assets, operations, business or financial condition of Moog and the subsidiaries of Moog taken as a whole);

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(b)    the ability of any of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)    the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables; or
(d)    the status, perfection, enforceability or priority of the Administrative Agent’s (on behalf of the Seller, the Affected Persons and the Indemnified Parties) or the Seller’s interest in the Sold Assets or the Seller Collateral.
“Monthly Report” means a report, in substantially the form of Exhibit G-1.
“Monthly Settlement Date” means (i) initially, November 26, 2021 and (ii) thereafter, the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Moog” has the meaning set forth in the preamble to this Agreement.
“Moog Component Group Receivable” means any Receivable generated by Moog Component Group, a business division or group of Moog.
“Moog Credit Agreement” means the Fifth Amended and Restated Loan Agreement dated as of October 15, 2019, among Moog, HSBC Bank USA, National Association as Administrative Agent, and the other financial institutions parties thereto, as the same may be amended, restated, supplemented, otherwise modified or replaced from time to time (whether or not any such with modification or replacement is with the same agent or any of the same financial institutions and whether or not any Subsidiary of Moog is added as a borrower thereunder).
“Moog Employee Compensation Vehicle” means each of (i) the Moog Inc. Supplemental Retirement Plan and the associated Moog Inc. Supplemental Retirement Plan Trust, (ii) the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan and the associated Moog Inc. Defined Contribution Supplemental Executive Retirement Plan Trust, (iii) the Moog Inc. Stock Employee Compensation Trust and (iv) any additional defined benefit or defined contribution plan (and any associated funding vehicle), any employee stock ownership plan, any retirement savings plan, or any other comparable compensation vehicle of Moog or any of its Subsidiaries disclosed to the Administrative Agent, each as in effect on the date hereof or as may be amended from time to time.
“Moog Party” means the Seller, the Master Servicer, each Sub-Servicer, each Originator and Moog.

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“Net Receivables Pool Balance” means, at any time: (a) the Adjusted Aggregate Eligible Outstanding Balance minus (b) the Excess Concentration.
“Net Worth” has the meaning set forth in Section 3.2 of the Purchase and Sale Agreement.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the prior written consent of the Administrative Agent.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, filing, recording or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Parent” means Moog.
“Participant” has the meaning set forth in Section 14.03(d).
“Participant Register” has the meaning set forth in Section 14.03(e).
“PATRIOT Act” has the meaning set forth in Section 14.15.
“Payment Date” has the meaning set forth in Section 2.2 of the Purchase and Sale Agreement.

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“Percentage” means, at any time of determination, with respect to any Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of such Purchasers at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.
“Performance Guaranty” means the Second Amended and Restated Performance Guaranty, dated as of the Closing Date, made by Moog in favor of the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Permitted Lien” means:
(i)    inchoate liens for taxes, assessments or governmental charges or levies not yet due or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;
(ii)    liens with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of business securing obligations that are not due and payable; and
(iii)    bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash on deposit in a Lock-Box Account to the extent such liens, rights of setoff and other similar liens are not waived or otherwise terminated pursuant to a Lock-Box Agreement.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prior Agreement” is defined in the Preliminary Statements.
“Prior Closing Date” has the meaning set forth in Section 6.01.
“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date, among the Originators from time to time party thereto

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and the Seller, as the same may be amended, supplemented or otherwise modified from time to time.
“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.
“Purchaser Party” means each Purchaser and the Administrative Agent.
“Purchaser’s Account” means, with respect to any Purchaser, the applicable account set forth on Schedule V hereto or such other account from time to time designated in writing by such Purchaser to the Seller and the Administrative Agent for purposes of receiving payments to or for the account of such Purchaser hereunder.
“Purchasers” means Wells and each other Person that is or becomes a party to this Agreement in the capacity of a “Purchaser”.
“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “BB-” by Standard & Poor’s, (ii) the long-term senior unsecured and uncredit-enhanced debt rating of Moog is then less than “Ba3” by Moody’s, (iii) Moog does not have a long-term senior unsecured and uncredit-enhanced debt rating by Standard & Poor’s or (iv) Moog does not have a long-term senior unsecured and uncredit-enhanced debt rating by Moody’s.
“Rebilled Invoice” means, with respect to any Receivable, any invoice that was issued in replacement of a prior Erroneous Invoice.
“Receivable” means any indebtedness and other obligations owed to the Seller (as assignee of any Originator) or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” does not include any such indebtedness, other obligation or right to payment that is an Excluded Receivable. Indebtedness, other obligations and rights to payment arising from any one transaction, including indebtedness, other obligations and rights to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness, other obligations and rights to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement prior to the Termination Date.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

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“Register” has the meaning set forth in Section 14.03(b).
“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all interest of the Seller and the Originator of such Receivable in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all rights, interests and claims of the Seller and the Originator of such Receivable under the Contracts and all guaranties, indemnities, insurance, letters of credit and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise (in each case to the extent related to such Receivable); and
(e)    all the Seller’s rights, interests and claims (but none of its obligations) under the Purchase and Sale Agreement with respect to such Receivable (including, without limitation, any such rights, interests or claims arising under Section 3.3 of the Purchase and Sale Agreement with respect to such Receivable).
“Release” has the meaning set forth in Section 4.01(a).
“Representatives” has the meaning set forth in Section 14.06(c).
“Required Capital Amount” has the meaning set forth in Section 3.2 of the Purchase and Sale Agreement.
“Restricted Payments” has the meaning set forth in Section 8.01(x).
“Sale Date” means each of the following: (a) the Closing Date, (b) the last day of each calendar month of the Seller to the extent that an Investment occurred during such calendar month, (c) the last day of each fiscal quarter of the Seller and (d) each other day (if any) designated as a “Sale Date” by the Seller in its discretion by prior written notice thereof to the Administrative Agent and each Purchaser; provided, however, that no Sale Date shall occur on or after the Termination Date.

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“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) any Moog Party or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Investments will be used, or (c) from which repayment of the Seller Obligations will be derived.
“Scheduled Termination Date” means November 4, 2024.
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.
“Security Interest” has the meaning ascribed thereto in Article 9 of the UCC.
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Collateral” has the meaning set forth in Section 3.09(a).

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“Seller Guaranty” has the meaning set forth in Section 3.01.
“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Seller Obligation Final Due Date” means the date that is the earlier of (i) the Scheduled Termination Date and (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.
“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).
“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Sold Assets” has the meaning set forth in Section 2.01(b).
“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on each Monthly Report delivered hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).

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“Solvent” means, with respect to any Person at any time, a condition under which:
(i)    the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;
(ii)    the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);
(iii)    such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and
(iv)    such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.
For purposes of this definition:
(A)    the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;
(B)    the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;
(C)    the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and
(D)    the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services, LLC business, or any successor thereto.
“Sub-Servicer” has the meaning set forth in Section 9.01(d).
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such

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Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Tax” and “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01, and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Threshold Reduction Date” means the date designated as such in writing by the Administrative Agent (in its sole discretion) to the Master Servicer; provided that such date shall not be less than 10 days from the date such notice is delivered.
“Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the greatest of (i) the sum of (A) the Loss Reserve plus (B) the Dilution Reserve, (ii) the sum of (A) the Concentration Reserve plus (B) the Dilution Component Reserve and (iii) the Floor Reserve.
“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, each Company Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unbilled Receivable” means any Receivable with respect to which no invoice or bill has been sent to the related Obligor, provided that upon any such invoice or bill being sent to the applicable Obligor in respect of such Receivable, such Receivable shall immediately and automatically cease constituting an Unbilled Receivable.
“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
“Unmatured Purchase and Sale Termination Event” means an event that but for notice or lapse of time or both would constitute a Purchase and Sale Termination Event.
“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.
“U.S.” means the United States of America.
“U.S. Person” means a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code).

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“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Weekly Report” means a report, in substantially the form of Exhibit G-2.
“Weekly Reporting Period” means each period commencing on the date that a Ratings Event has occurred and ending on (but not including) the date (if any) thereafter that no Ratings Event is continuing.
“Weighted Average Credit Terms” means, on any date, the weighted average payment terms (computed in days and calculated based on the difference between the original invoice date and the stated maturity date) of invoices for the Receivables in the Receivables Pool; provided such weighting shall be based on the Outstanding Balance on such date of such Receivables.
“Wells” has the meaning set forth in the preamble to this Agreement.
“Withholding Agent” means the Seller, the Master Servicer, Moog and the Administrative Agent.
“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).
“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of the applicable Calculation Period and (ii) thereafter, each Calculation Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) or, in the absence of any such selection, each Calculation Period.
“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof), the sum of LMIR plus the Applicable Margin; provided, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be a rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the applicable “Yield Rate” for such Purchaser’s Capital as set forth above and (ii) the sum of the Alternative Base Rate in effect on such day plus the Applicable Margin; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any

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distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Yield Reserve” means, on any date, an amount equal to: (a) the Adjusted Aggregate Eligible Outstanding Balance on such date, multiplied by (b)(i) the Yield Reserve Percentage on such date divided by (ii) 100% minus the Yield Reserve Percentage on such date.
“Yield Reserve Percentage” means at any time a fraction, expressed as a percentage, determined pursuant to the following formula:

1.50 x DSO x (BR + SFR) 360
where:
BR    =    the daily average Alternative Base Rate computed for the most recent Fiscal Month;
DSO    =    Days’ Sales Outstanding for the Fiscal Month most recently ended; and
SFR    =    the Servicing Fee Rate.
SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” means articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and

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the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.
ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS
SECTION 2.01. Purchase Facility.
(a)Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make payments of Capital to the Seller from time to time during the period from the Closing Date to (but excluding) the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:
(i)the Aggregate Capital would exceed the Facility Limit at such time;
(ii)the aggregate outstanding Capital of such Purchaser would exceed its Commitment; or
(iii)the Aggregate Capital would exceed the Capital Coverage Amount at such time.
(b)Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on each Sale Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.
(c)Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) on each Sale Date pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14). For the avoidance of

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doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder.
(d)Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sales, assignments, transfers and conveyances set forth in Section 2.01(b) do not constitute, and are not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Master Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Master Servicer and such other Persons, as applicable.
(e)Selection, Designation and Reporting of Sold Receivables. The Seller (or the Master Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall ensure that each Sold Receivable is both (x) an Eligible Receivable and (y) a Billed Receivable, on the date when first included as a Sold Receivable, (ii) the Seller shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (iii) the Seller shall not permit the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Capital at any time. The Seller shall maintain (or cause the Master Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Master Servicer shall cause all Sold Receivables to be identified (i) on each Monthly Report delivered hereunder for which the related Fiscal Month is the last Fiscal Month of a fiscal quarter of the Seller and (ii) on each other Monthly Report delivered hereunder to the extent that an Investment occurred during the related Calculation Period.
(f)No Right to Repurchase. The Seller hereby acknowledges and agrees that under no circumstance shall the Seller have any right to repurchase all or any portion of the Sold Assets from the Administrative Agent or any Purchaser.
SECTION 2.02. Making Investments; Return of Capital. Each Investment hereunder shall be made on written request from the Seller to the Administrative Agent and each Purchaser delivered on a Business Day in the form of an Investment Request attached hereto as Exhibit A. Each such request for an Investment shall be made no later than 12:00 p.m. (New York City time) on the proposed date of such Investment (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which amount shall not (x) be less than $500,000 and (y) cause the aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment) to exceed the Aggregate Capital), (ii) the allocation of such amount among the Purchasers (which shall be ratable based on the Commitments) and (iii) the date such requested Investment is to be made (which shall be a Business Day). Unless the information in each Investment Request is also entered by the Seller on-line in the Administrative Agent’s electronic “C.E.O.” portal, the requested Investment shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Investment

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shall not be funded until) satisfactory completion of the Administrative Agent’s authentication process.
(b)Funding Investments.
(i)On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to such Purchaser’s ratable share of the amount of Capital requested. On the date of each Investment, the Administrative Agent will make available to the Seller, in immediately available funds, at the Facility Account, the amount of such Capital funded by all Purchasers on such date.
(ii)Unless the Administrative Agent shall have received notice from a Purchaser, with a copy to the Seller, prior to the proposed date of any Investment that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then such Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (A) in the case of such Purchaser, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (B) in the case of the Seller, the Alternative Base Rate. If such Purchaser pays such amount to the Administrative Agent, then such amount shall constitute such Purchaser’s Investment. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If the Seller shall have returned any such amount with interest thereon to the Administrative Agent, then the outstanding Investments of the applicable Purchaser shall be reduced by such amount paid by the Seller (including the amount of interest thereon paid by the Seller). Any such payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.
(c)Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Purchaser shall be responsible for the failure of any other Purchaser to make funds available to the Seller in connection with any Investment hereunder).

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(d)The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Administrative Agent for distribution to the Purchasers in accordance with Section 4.02. Additionally, if on any Business Day the Seller or the Master Servicer determines or is advised that a Capital Coverage Deficit exists, the Seller shall within two (2) Business Days reduce the outstanding Capital of the Purchasers to the extent required to eliminate such Capital Coverage Deficit. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 4.02, the outstanding Capital of the Purchasers on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Purchaser in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $500,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero and (ii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date.
(e)The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Purchaser, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.
(f)In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of its Commitment as so reduced and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt by the Administrative Agent of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, by paying such amounts to the Purchasers.
(g)Increases in Commitments.
(i)So long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, upon notice to the Administrative Agent and each Purchaser, the Seller may request on a one-time basis that the Purchasers ratably increase their respective Commitments, in an aggregate amount not to exceed

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$50,000,000; provided, that such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice with respect to the Purchasers, the Seller (in consultation with the Administrative Agent and the Purchasers) shall specify (a) the aggregate amount of such increase and (b) the time period within which such Purchasers and the Administrative Agent are requested to respond to the Seller’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Purchasers). Each of the Purchasers and the Administrative Agent shall notify the Seller and the Master Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to make such ratable increase in such Purchaser’s Commitment or otherwise agrees to any lesser increase in its Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Purchaser’s Commitment. In the event that one or more Purchasers fails to consent to all or any portion of any such request for an increase in its Commitment, the Seller may (in consultation with the Administrative Agent) request that any unaccepted portion of the requested increases in Commitments be allocated to one or more willing Purchasers as agreed in writing among the Seller, the Administrative Agent and such willing Purchasers (in each case, in their sole discretion), such that such Purchasers’ increase in their Commitment exceeds such Purchaser’s ratable share. Any such Purchaser may agree, in its sole discretion, to such increase in its Commitment.
(ii)So long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing and so long as the Facility Limit at such time has not previously been reduced pursuant to Section 2.02(e), in lieu of requesting that the Purchasers ratably increase their respective Commitments pursuant to Section 2.02(g)(i) above, the Seller may, on a one-time basis, at its option select one or more banks, financial institutions or other entities (each such new party, an “Augmenting Purchaser”) to provide additional Commitments in an aggregate amount not to exceed $50,000,000 (and in an aggregate minimum amount of $10,000,000); provided, that each Augmenting Purchaser shall be subject to the reasonable approval of the Administrative Agent, and provided further that each Augmenting Purchaser executes documentation in form and content satisfactory to the Administrative Agent to become a “Purchaser” under this Agreement.
(iii)If the Commitment of any Purchaser is increased or if any Augmenting Purchaser provides a new Commitment in accordance with this clause (g), the Administrative Agent, the Purchasers (including any Augmenting Purchaser), the Seller and the Master Servicer shall (i) determine the effective date with respect to such increased or new Commitment and shall enter into such documents as agreed to by such parties to document such increased or new Commitment; it being understood and agreed that the Administrative Agent or any Purchaser increasing its Commitment or providing a new Commitment pursuant to this clause (g) may request any of (x) resolutions of the Board of Directors of the Seller approving or consenting to such new or increased Commitment and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Seller and (z) such other documents, agreements and opinions reasonably requested by such Purchaser or the Administrative Agent and (ii) if applicable, rebalance Capital

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among the Purchasers such that after giving effect thereto, the aggregate outstanding Capital of the Purchasers is distributed ratably among the Purchasers.
SECTION 2.03 Yield and Fees.
(a)On each Settlement Date, the Seller shall pay to the Administrative Agent for distribution to each Purchaser and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).
(b)Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield and Fees accrued during each Yield Period on each Settlement Date.
(c)For the avoidance of doubt, the Seller’s obligation to pay all Fees and Yield hereunder when due shall not be contingent up the receipt or availability of Collections and to the extent any such amount is not otherwise paid on the related Settlement Date, such amount shall be paid on the following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.
SECTION 2.04. Records of Investments and Capital. Each Purchaser shall record in its records, the date and amount of each Investment made by the Purchasers hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.
ARTICLE III
SELLER GUARANTY

SECTION 3.01. Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating

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to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).
SECTION 3.02. Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Master Servicer or Moog or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Master Servicer or Moog or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Master Servicer or Moog. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, the Master Servicer, Moog or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the

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Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Termination) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Debt other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which the Seller, any Originator, the Master Servicer, Moog or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.
SECTION 3.03. Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, the Seller, the Master Servicer or Moog and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Master Servicer, Moog or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
SECTION 3.04. Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as

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specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Master Servicer, Moog or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Master Servicer, Moog or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Master Servicer, Moog or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Master Servicer, Moog or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.
SECTION 3.05. Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

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SECTION 3.06. Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.
SECTION 3.07. Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Master Servicer, Moog or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Master Servicer, Moog or any other Person in respect of the Guaranteed Obligations.
SECTION 3.08. Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.
SECTION 3.09. Security Interest.
(a)To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for its benefit and for the ratable benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) the lock-boxes and Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-boxes and Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all

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general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(b)Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.
(c)For the avoidance of doubt, the grant of security interest pursuant to this Section 3.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 5.05.
(d)Further Assurances. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems reasonably appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Article III.
ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 4.01. Settlement Procedures.
(a)The Master Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent when an Event of Termination exists, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Master Servicer or the Seller or received in any lock-box or Lock-Box Account); provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such

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date, (A) the Master Servicer may release to the Seller from such Collections received on Unsold Receivables the amount (if any) necessary to pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement and (B) the Master Servicer may release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Master Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:
(i)first, to the Master Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Master Servicer);
(ii)second, to the Administrative Agent for distribution to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield and Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield and Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;
(iii)third, as set forth in clause (x), (y) or (z) below, as applicable:
(x)    prior to the occurrence of the Termination Date and so long as the Weekly Reporting Period is not then in effect, to the extent that a Capital Coverage Deficit exists on such date, to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);
(y)    on and after the occurrence of the Termination Date, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or

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(z)    prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the Administrative Agent for distribution to each Purchaser for the return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);
(iv)fourth, to the Administrative Agent for distribution to the Purchaser Parties, the Affected Persons and the Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Indemnified Parties; and
(v)fifth, the balance, if any, to be paid to the Seller for its own account.
Amounts payable pursuant to clauses first through fourth above shall be paid first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause fifth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Seller Collateral.
(b)All payments or distributions to be made by the Master Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Indemnified Parties), shall be paid or distributed to the Administrative Agent for distribution to the related Purchaser at its Purchaser’s Account. Each Purchaser, upon its receipt in the applicable Purchaser’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Indemnified Parties ratably; provided that if such Purchaser shall have received insufficient funds to pay all of the above amounts in full on any such date, such Purchaser shall pay such amounts to the applicable Purchasers, Affected Persons and the Indemnified Parties in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof. Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. Additionally, each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.
(c)If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any

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Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.
(d)For the purposes of this Section 4.01:
(i)if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the Master Servicer or any Affiliate of the Master Servicer, or any setoff, counterclaim or dispute between the Seller or any Affiliate of the Seller, an Originator or any Affiliate of an Originator, or the Master Servicer or any Affiliate of the Master Servicer, and an Obligor (any such reduction or adjustment, a “Dilution”), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and, to the extent that either (x) the effect of such Dilution is to cause a Capital Coverage Deficit or (y) such Dilution occurs on or after the Termination Date or when an Event of Termination exists, shall within two (2) Business Days after written notice to, or knowledge thereof by, any Moog Party pay to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such Dilution occurs prior to the Termination Date and at a time when no Event of Termination exists, the lesser of (A) the sum of all deemed Collections with respect to such Dilution and (B) the amount necessary to eliminate any Capital Coverage Deficit and (y) if such Dilution occurs on or after the Termination Date or at any time when an Event of Termination exists, the sum of all deemed Collections with respect to such Dilution;
(ii)if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and, to the extent that either (x) the effect of such breach is to cause a Capital Coverage Deficit or (y) such breach occurs on or after the Termination Date or when an Event of Termination exists, shall within two (2) Business Days after written notice to, or knowledge thereof by, any Moog Party pay to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date and at a time when no Event of Termination exists, the lesser of (A) the sum of all deemed Collections with respect to such breach and (B) the amount necessary to eliminate any Capital Coverage Deficit and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Termination exists, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Section 4.01(d)(i) and (ii) are hereinafter sometimes referred to as “Deemed Collections”);

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(iii)except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
(iv)if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
SECTION 4.02. Payments and Computations, Etc. All amounts to be paid by the Seller or the Master Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the account(s) designated by the Administrative Agent. All amounts to be paid by any Purchaser to the Administrative Agent hereunder shall be paid no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account(s) designated by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of any Purchasers hereunder that the Seller (or the Master Servicer on its behalf) will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that the Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller (or the Master Servicer on its behalf) has not in fact made such payment, then each Purchaser severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(b)Each of the Seller and the Master Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Alternative Base Rate, payable on demand.
(c)All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Alternative Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

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ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST
SECTION 5.01. Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;
(ii)subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) through (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Purchaser hereunder with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.
(b)Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a

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level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.
(c)[Reserved].
(d)Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.
(e)Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.
SECTION 5.02. [Reserved].
SECTION 5.03. Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Indemnified Party, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Purchaser Party, Affected Person or Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable

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under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes that arise because an Investment or any Capital is not treated consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses arising out of, relating to, or resulting from the foregoing). Promptly upon notice by the Administrative Agent or any Affected Person, the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Master Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Purchasers. (i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction

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Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.
(ii)Without limiting the generality of the foregoing:
(A)a Purchaser that is a U.S. Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which any payments are made under any Transaction Document and from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals or copies of Internal Revenue Service Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding Tax;
(B)any Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Purchaser) on or prior to the date on which any payments are made under any Transaction Document and from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:
(1)in the case of such a Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals or copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)executed originals or copies of Internal Revenue Service Form W-8ECI;
(3)in the case of such a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals or copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or
(4)to the extent such Purchaser is not the beneficial owner, executed originals or copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)any Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals or copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.
(g)Documentation Required by FATCA. If a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law

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(including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Master Servicer’s obligations hereunder.
(i)Updates. Each Purchaser agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
SECTION 5.04. Inability to Determine LMIR; Change in Legality.
(a)If on any day, (i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LMIR for such day or (ii) the Administrative Agent determines or is advised in writing by the Majority Purchasers that LMIR for such day will not adequately and fairly reflect the cost to such Purchasers of making an Investment or maintaining their Portion of Capital for such day, then the Administrative Agent shall give written notice thereof to the Seller and the Purchasers as promptly as practicable thereafter and, until the Administrative Agent notifies the Seller and the Purchasers that the circumstances giving rise to such notice no longer exist, (x) any Investment requested to be made on such day shall be funded at the sum of the Alternative Base Rate plus the Applicable Margin and (y) with respect to any outstanding Portion of Capital then funded at the sum of LMIR plus the Applicable Margin, such Portion of Capital’s Yield Rate shall be converted immediately to the sum of the Alternative Base Rate plus the Applicable Margin.
(b)If on any day the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance with any Change in Law, shall make it unlawful or impossible for the Purchasers to fund or maintain any Portion of Capital at or by reference to LMIR, then the Administrative Agent shall give written notice thereof to the Seller and the Purchasers as promptly as practicable thereafter and, until the applicable Purchaser notifies the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to LMIR and (ii) the Yield Rate for any outstanding Portions of Capital then funded at or by reference to LMIR shall be converted immediately to the sum of the Alternative Base Rate plus the Applicable Margin.

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SECTION 5.05. Back-Up Security Interest.
(a)If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and for the ratable benefit of the Purchasers and the other Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.
(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(c)For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 3.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).
SECTION 5.06. Benchmark Replacement Setting
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other

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party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting on the date agreed to by the Administrative Agent and the Seller. If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Seller a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Seller or any other party hereto.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller of (i) any occurrence of a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.06(d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 5.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Seller, except, in each case, as expressly required pursuant to this Section 5.06.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-

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current Benchmark is a term rate (including Term SOFR or LMIR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Seller may revoke any pending request for a conversion to or continuation of Investments to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for a conversion under the Alternative Base Rate and (ii) any outstanding Portion of Capital accruing Yield by reference to LMIR will be deemed to have been converted to accruing Yield by reference to the Alternative Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternative Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternative Base Rate.
(f) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 5.06 shall be deemed satisfied.
(g)Certain Defined Terms. As used in this Section 5.06:

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Yield Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Yield Period” pursuant to Section 5.06(d).
“Benchmark” means, initially, LMIR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LMIR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.06(a).
“Benchmark Replacement” means, for any Available Tenor,
(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated or bilateral credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or
    (b) with respect to any Term SOFR Transition Event the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;
provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Yield Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;
(2)for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points); and
(3)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely

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ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Seller pursuant to Section 5.06 (a)(ii); or

(4)in the case of an Early Opt-in Election, the date agreed to in writing by the Administrative Agent and the Seller.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is LMIR, the occurrence of:
(a)    a notification by the Administrative Agent to (or the request by the Seller to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)    the joint election in writing by the Administrative Agent and the Seller to trigger a fallback from LMIR.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LMIR.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LMIR, 11:00 a.m. (London time) on the day that is two (2) London

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banking days preceding the date of such setting, and (2) if such Benchmark is not LMIR, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Seller of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
ARTICLE VI
CONDITIONS TO EFFECTIVENESS AND INVESTMENTS
SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Investment. The Prior Agreement became effective on the date on which all of the conditions set forth in Exhibit II of the Prior Agreement were satisfied or waived by PNC Bank, National Association (the “Prior Closing Date”). This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses

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payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 6.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);
(b)the Master Servicer shall have delivered to the Administrative Agent and each Purchaser all Monthly Reports and Weekly Reports required to be delivered hereunder;
(c)the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iii), shall be satisfied;
(d)the most recently delivered Weekly Report (if any) does not show that a Capital Coverage Deficit will result from such Investment; and
(e)on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Master Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)the representations and warranties of the Seller and the Master Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;
(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and
(iv)the Termination Date has not occurred.
SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)after giving effect to such Release, the Master Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield and Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

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(b)the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Purchase and Sale Agreement; and
(c)on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Master Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)the representations and warranties of the Seller and the Master Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Release;
(iii)no Capital Coverage Deficit exists or would exist after giving effect to such Release; and
(iv)the Termination Date has not occurred.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES
SECTION 7.01. Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment and Release:
(a)Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its powers; (ii) have been duly authorized by all necessary action; (iii) do not contravene or result in a default under or conflict with: (A) its limited liability company agreement, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

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(c)Governmental Approvals. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Section 6.01 of this Agreement, all of which shall have been filed on or before the Closing Date.
(d)Binding Obligations. Each of this Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)Litigation and Other Proceedings. There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.
(f)Proceeds. No proceeds of any Investment or Release will be used by the Seller to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act, provided that nothing herein shall prevent Moog from using the proceeds of any Investment or Release to repurchase its own stock, in compliance with applicable law.
(g)Perfection Representations.
(i)This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under substantially all of the Sold Assets and Seller Collateral which (A) ownership or security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Sold Assets and Seller Collateral.
(ii)No effective financing statement or registered assignments and/or financing statements, verification statements or similar statements, as applicable or other instrument similar in effect covering any Sold Assets or Seller Collateral is on file in any recording office or public office maintained by any governmental agency, except those filed in favor of the Seller (and assigned to the Administrative Agent) pursuant to the Purchase and Sale Agreement and the Administrative Agent relating to this Agreement.
(iii)Prior to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Seller owns and has good and marketable title to such Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person. After giving effect to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Administrative Agent owns or has a first priority perfected security interest in

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the Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person.
(iv)All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and (solely to the extent perfection may be achieved by filing a financing statement under the UCC) Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement and the Seller’s sale of, and grant of a security interest in, the Sold Assets and Seller Collateral (solely to the extent perfection may be achieved by filing a financing statement under the UCC) to the Administrative Agent pursuant to this Agreement.
(v)Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets or Seller Collateral except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Sold Assets or Seller Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.
(vi)Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(g) shall be continuing and remain in full force and effect until the Final Payout Date.
(h)Accuracy of Information. All Monthly Reports, Weekly Reports, Investment Requests, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrative Agent in connection with this Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent at such time) as of the date so furnished.
(i)Offices. The Seller’s principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Schedule III hereto.
(j)The Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts (and the related lock-boxes) at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts (and such other related lock-boxes) as have been notified to the Administrative Agent in accordance with this Agreement)

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and all Lock-Box Accounts (and all related lock-boxes) are subject to Lock-Box Agreements. The Seller has not granted to any Person, other than the Administrative Agent as contemplated by the Lock-Box Agreements dominion and control of any Lock-Box Account (or any related lock-boxes), or the right to take control of any Lock-Box Account at a future time or upon the occurrence of a future event. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC and is maintained in the name of the Seller. The Seller owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.
(k)Violation of Court Order. The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.
(l)Ownership of the Purchasers. Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.
(m)Use of Proceeds. No proceeds of any Investment or Release will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.
(n)Eligible Receivables. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.
(o)No Event of Termination. No event has occurred and is continuing, or would result from any Investment or Release hereunder or from the application of the proceeds therefrom, that constitutes an Event of Termination or an Unmatured Event of Termination.
(p)Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policies of each Originator with regard to each Receivable originated by each Originator.
(q)Compliance with Agreement. The Seller has complied in all material respects with all of the terms, covenants and agreements contained in this Agreement and the other Transaction Documents that are applicable to it.
(r)Legal Name. The Seller’s complete corporate name is set forth in the preamble to this Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule VI to this Agreement.
(s)Investment Company Act; Volcker Rule. The Seller is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company,” under (and as to each such term, as defined in) the Investment Company Act. Seller is not a “covered fund” under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations implemented thereunder (the “Volcker Rule”). In determining that Seller is not a “covered fund” under the Volcker Rule, Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

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(t)Payments to Applicable Originators. With respect to each Receivable transferred to the Seller under the Purchase and Sale Agreements, Seller has given reasonably equivalent value to the Originator thereof in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Purchase and Sale Agreements is or may be voidable under any section of the Bankruptcy Code.
(u)No Material Adverse Effect. Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a Material Adverse Effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under this Agreement or such other Transaction Documents.
(v)Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)None of (i) the Seller, any Subsidiary or, to the knowledge of the Seller or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Seller or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(ii)Each of the Seller and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Seller and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(iii)Each of the Seller and its Subsidiaries, and to the knowledge of the Seller, director, officer, employee, agent and Affiliate of the Seller and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and applicable Sanctions.
(iv)No proceeds of any Investment have been used, directly or indirectly, by the Seller, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.01(u).
(w)Ordinary Course. Seller represents and warrants that each remittance of Collections by or on behalf of the Seller to the Purchasers (or to the Administrative Agent for

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the Purchaser’s account) under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.
(x)Dilution. The amount of Dilution included in the calculation of Dilution Ratio for each Fiscal Month has been computed in accordance with the definitions of “Dilution” and “Dilution Excluded Receivable” (and each respective term incorporated therein) and no Obligor with respect to any Dilution Excluded Receivable has asserted any dispute, offset, hold back defense, Adverse Claim or other claim with respect to such Dilution Excluded Receivable.
(y)Liquidity Coverage Ratio. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of Moog under generally accepted accounting principles.
(z)Beneficial Ownership Certification. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
(aa)Compliance with Law. The Seller has complied with all Applicable Laws to which it may be subject the violation of which could have a Material Adverse Effect.
(bb) Solvency. The Seller is, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will be, Solvent.
(cc) Taxes. The Seller has (i) timely filed all material income and other tax returns (federal, state and local) required to be filed by it (taking into account extensions) and (ii) paid, or caused to be paid, all material income and other taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(dd) Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States. The Seller is not subject to any Taxes based on net income or gross receipts imposed by a state or local taxing authority.
(ee) Opinions. The facts regarding the Moog Parties, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(ff) Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

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Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.
SECTION 7.02. Representations and Warranties of the Master Servicer. The Master Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment and Release:
(a)Organization and Good Standing. The Master Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)No Breach or Violation. The execution, delivery and performance by the Master Servicer of this Agreement and the other Transaction Documents to which it is a party, including the Master Servicer’s use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or bylaws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement and the other Transaction Documents to which Moog is a party have been duly executed and delivered by Moog.
(c)Governmental Approvals. No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by the Master Servicer of this Agreement or any other Transaction Document to which it is a party.
(d)Binding Obligations. Each of this Agreement and the other Transaction Documents to which the Master Servicer is a party constitutes the legal, valid and binding obligation of the Master Servicer enforceable against the Master Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)Financial Condition. The balance sheets of Moog and its consolidated Subsidiaries as at July 3, 2021, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the financial condition of Moog and its consolidated Subsidiaries as at such date and the results of the operations of Moog and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since July 3, 2021 there has been no event or circumstances which have had a Material Adverse Effect.

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(f)Litigation and Other Proceedings. Except as disclosed in the most recent audited financial statements of Moog furnished to the Administrative Agent, there is no pending or, to its best knowledge, threatened action or proceeding affecting Moog or any of its Subsidiaries before any Governmental Authority or arbitrator that would be reasonably expected to have a Material Adverse Effect.
(g)Proceeds. No proceeds of any Investment or Release will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.
(h)Accuracy of Information. All Monthly Reports, Weekly Reports, Investment Requests, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Master Servicer to the Administrative Agent in connection with this Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent at such time) as of the date so furnished.
(i)Location of Records. The principal place of business and chief executive office (as such terms are used in the UCC) of Moog and the office where it keeps its records concerning the Receivables are located at the address referred to on Schedule III.
(j)Violation of Court Order. Moog is not in violation of any order of any court, arbitrator or Governmental Authority which would reasonably be expected to have a Material Adverse Effect.
(k)Ownership of Purchasers. Neither Moog nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.
(l)Credit and Collection Policy. The Master Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by each Originator.
(m)Compliance with Agreement. The Master Servicer has complied in all material respects with all of the terms, covenants and agreements contained in this Agreement and the other Transaction Documents that are applicable to it.
(n)Investment Company Act. The Master Servicer is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.
(o)No Material Adverse Effect. Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Master Servicer which would have a Material Adverse Effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under this Agreement or such other Transaction Documents.

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(p)Servicing Programs. No license or approval is required for the Administrative Agent or any successor Master Servicer to use any program used by the Master Servicer in the servicing of the Receivables, other than such licenses and approvals that have been obtained and are in full force and effect.
(q)Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)None of (i) the Master Servicer, any Subsidiary or, to the knowledge of the Master Servicer or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Master Servicer or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(ii)Each of the Master Servicer and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Master Servicer and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(iii)Each of the Master Servicer and its Subsidiaries, and to the knowledge of the Master Servicer, each director, officer, employee, agent and Affiliate of Master Servicer and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and applicable Sanctions.
(iv)No proceeds of any Investment have been used, directly or indirectly, by the Master Servicer, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.01(u).
(r)Dilution. The amount of Dilution included in the calculation of Dilution Ratio for each Fiscal Month has been computed in accordance with the definitions of “Dilution” and “Dilution Excluded Receivable” (and each respective term incorporated therein) and no Obligor with respect to any Dilution Excluded Receivable has asserted any dispute, offset, hold back defense, Adverse Claim or other claim with respect to such Dilution Excluded Receivable.
(s)Compliance with Laws. The Master Servicer has both (i) complied with all Applicable Laws, the non-compliance with which could reasonably be expected to have a

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Material Adverse Effect and (ii) complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.
(t)Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(u)Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Master Servicer to service and collect the Pool Receivables and the Related Security.
(v)Taxes. The Master Servicer has (i) timely filed all material income and other tax returns (federal, state and local) required to be filed by it (taking into account extensions) and (ii) paid, or caused to be paid, all material income and other taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(w)Opinions. The facts regarding the Moog Parties, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(x)Other Transaction Documents. Each representation and warranty made by the Master Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.
ARTICLE VIII

COVENANTS
SECTION 8.01. Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:
(a)Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.
(b)Compliance with Laws. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply

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with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.
(c)Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Master Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.
(d)Sales, Liens, etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Receivables (including the Seller’s undivided interest in any Receivable, Sold Assets or any Seller Collateral, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.
(e)Extension or Amendment of Pool Receivables. Except as provided in this Agreement, the Seller shall not, and shall not permit the Master Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect any term or condition of any related Contract if such modification relates to payment or enforcement of any Pool Receivable.
(f)Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would reasonably be likely to have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrative Agent.
(g)Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours as reasonably requested in advance (unless an Event of Termination or an Unmatured Event of Termination exists or there shall be a material variance in the performance of the Receivables) by the Administrative Agent, permit the Administrative Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or each Originator) relating to Receivables and the Related Security, including the related Contracts (except if such review would violate any confidentiality or legal requirement (such as with respect to classified documents)), (ii) to visit the offices and properties of the Seller and each Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, Moog’s or any Originator’s performance under the Transaction Documents or under the Contracts with any of the officers of the Seller, or any officer or employee of such Originator having knowledge of such matters and (iii) without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Seller’s expense, a review of the Seller’s books and

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records with respect to such Receivables; provided that only one such review by certified public accountants or other auditors per year shall be at the Seller’s expense unless an Unmatured Event of Termination or an Event of Termination has occurred and is continuing.
(h)Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Master Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account (or any related lock-box) from those listed in Schedule II to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, any Originator, the Master Servicer or any Lock-Box Account (or the related lock-box) modifying the deposit account or the lock box address to which payments are directed to be made, unless the Administrative Agent shall have consented thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.
(i)Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Master Servicer to): (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to lock-boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Master Servicer or any Originator into Lock-Box Accounts not later than one Business Day after receipt thereof. Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Seller will not (and will not permit the Master Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections. The Seller shall ensure that no disbursements are made from any Lock-Box Account, other than such disbursements that are made at the direction and for the account of the Seller.
(j)Marking of Records. The Seller shall: (i) mark (or cause the Master Servicer to mark) its accounts receivable aging relating to Pool Receivables with a legend evidencing that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to mark any such accounts receivable aging relating to Pool Receivables pursuant to the Purchase and Sale Agreement.
(k)Reporting Requirements. The Seller (or the Master Servicer on its behalf) will provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) and each Purchaser the following:
(i)[Reserved].
(ii)Annual Financial Statements of the Seller. As soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller.

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(iii)Notice of Events of Termination or Unmatured Events of Termination. As soon as possible and in any event within two (2) Business Days after the occurrence of each Event of Termination or Unmatured Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Unmatured Event of Termination and the action that the Seller has taken and proposes to take with respect thereto.
(iv)ERISA Event. Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case if any such report or notice is in respect of the assessment of withdrawal liability or an event or condition that would reasonably be expected to result in the imposition of liability on the Seller and/or any such Affiliate which would reasonably be expected to have a Material Adverse Effect.
(v)Name Changes. At least twenty days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
(vi)Litigation. Promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document.
(vii)Material Adverse Change. Promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Master Servicer or any Originator.
(viii)Know Your Customer. Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Purchaser.
(ix)Other Information. Such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrative Agent may from time to time reasonably request.
(l)Certain Agreements. Without the prior written consent of the Administrative Agent, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s limited liability company agreement or by-laws.

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(m)Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.) and nothing herein shall prevent the Seller from making loans or advances or transferring property to Moog or its Subsidiaries, or making distributions to Moog, as long as any such transaction is otherwise consistent with the terms of the Transaction Documents.
(n)Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Company Note), (ii) the payment of accrued and unpaid interest on the Company Note and (iii) other legal and valid corporate purposes.
(o)Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, (ii) to undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law or (iii) to be owned by any Person other than Moog. The Seller shall provide the Administrative Agent and each Purchaser with at least 20 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Purchasers pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.
(p)Books and Records. The Seller will also maintain and implement (or cause the Master Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Master Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(q)Security Interest, Etc. The Seller shall (and shall cause the Master Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Sold Assets and Seller Collateral, and a first priority perfected security interest in the Sold Assets and Seller Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as

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the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and file (or cause to be prepared and filed), all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes any Sold Assets or Seller Collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(r)Certain Agreements. Without the prior written consent of the Administrative Agent, the Seller will not (and will not permit the Originators to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents.
(s)Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(ii)The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Sold Assets and Seller Collateral without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
(iii)The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

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(iv)The Seller will not change its name, location, identity or corporate structure unless (x) the Administrative Agent and each Purchaser shall have received at least 20 days’ advance written notice of such change, (y) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the lien under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation), and (z) if requested by the Administrative Agent or any Purchaser, the Seller shall cause to be delivered to the Administrative Agent and each Purchaser, an opinion, in form and substance satisfactory to the Administrative Agent and each Purchaser as to such UCC perfection and priority matters as such Person may request at such time.
(t)Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  The Seller will (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Seller, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Purchaser that previously received a Beneficial Ownership Certification (or a certification that the Seller qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Seller ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Administrative Agent or any Purchaser, provide the Administrative Agent or directly to such Purchaser, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
(u)Use of Proceeds. The Seller will not request any Investment, and the Seller shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Investment, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(v)[Reserved].
(w)Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(x)Restricted Payments. Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

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(ii)Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their respective terms and (B) the Seller may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.
(iii)The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.
(y)Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.
(z)Taxes. The Seller will (i) timely file (including, without limitation, on or prior to any applicable deadline under any extension) all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(aa)Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a U.S. Person and not be subject to withholding under Section 1446 of the Internal Revenue Code. No action will be taken that would cause (and no action will be omitted which omission would cause) the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Seller shall not become subject to any Tax in any jurisdiction outside the United States. The Seller will not become subject to any Taxes based on net income or gross receipts imposed by a state or local taxing authority.
SECTION 8.02. Covenants of the Master Servicer. At all times from the Closing Date until the Final Payout Date:
(a)Compliance with Laws. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.
(b)Offices, Records and Books of Account, Etc. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall keep the office where it keeps

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its records concerning the Receivables at the address of the Master Servicer set forth under its name on the signature page to this Agreement or, upon at least 10 days’ prior written notice of a proposed change to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest of the Administrative Agent (on behalf of the Secured Parties) in the Receivables and related items have been taken and completed. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).
(c)Performance and Compliance with Contracts and Credit and Collection Policy. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall (and shall cause each Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.
(d)Extension or Amendment of Pool Receivables. Except as provided in this Agreement, the Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payment or enforcement of any Pool Receivable).
(e)Change in Business or Credit and Collection Policy. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall not make (and shall not permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would be reasonably likely to have a Material Adverse Effect. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall not make (and shall not permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrative Agent.
(f)Audits. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall (and shall cause each Originator to), from time to time during regular business hours as reasonably requested in advance (unless an Event of Termination or an Unmatured Event of Termination exists or there shall be a material variance in the performance of the Receivables) by the Administrative Agent, permit the Administrative Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts (except if such review would violate any confidentiality or legal requirement (such as with respect to

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classified documents)); (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers or employees having knowledge of such matters and (iii), without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Master Servicer’s expense, a review of the Master Servicer’s books and records with respect to such Receivables; provided that only one such review by certified public accountants or other auditors per year shall be at the Master Servicer’s expense unless an Unmatured Event of Termination or an Event of Termination has occurred and is continuing.
(g)Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Master Servicer and, to the extent that it ceases to be the Master Servicer, Moog, shall not (and shall not permit any Originator to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account (or any related lock-box) from those listed in Schedule II to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Master Servicer or any Lock-Box Account (or the related lock-box) modifying the deposit account or the lock box address to which payments are directed to be made, unless the Administrative Agent shall have consented thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.
(h)Deposits to Lock-Box Accounts. The Master Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to the lock-boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof. Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Master Servicer will not (and will not permit any Originator to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections. The Master Servicer shall ensure that no disbursements are made from any Lock-Box Account, other than such disbursements that are made at the direction and for the account of the Seller.
(i)Marking of Records. At its expense, the Master Servicer shall mark its accounts receivable aging relating to Pool Receivables with a legend evidencing that the Pool Receivables have been pledged in accordance with this Agreement.
(j)Reporting Requirements. The Master Servicer shall provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) and each Purchaser the following:
(i)Quarterly Financial Statements of Moog. As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of Moog, balance sheets of Moog and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of Moog and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal

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year and ending with the end of such quarter, certified by the chief financial officer of such Person.
(ii)Annual Financial Statements of Moog. As soon as available and in any event within 90 days after the end of each fiscal year of Moog, a copy of the annual report for such year for Moog and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing, all in reasonable detail and prepared in accordance with GAAP, and such audited consolidated financial statements to be accompanied by a report and opinion of an independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement.
(iii)Monthly Reports. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, a Monthly Report (which shall include a calculation of amounts set forth in clause (a) of the definition of Contra Amount) as of the most recently completed Fiscal Month.
(iv)Weekly Reports. During a Weekly Reporting Period, as soon as available and in any event not later than the second Business Day of each calendar week, a Weekly Report as of the most recently completed calendar week.
(v)Notice of Events of Termination or Unmatured Events of Termination. As soon as possible and in any event within two (2) Business Days after becoming aware of the occurrence of any Event of Termination or Unmatured Event of Termination, a statement of the chief financial officer of Moog setting forth details of such Event of Termination or Unmatured Event of Termination and the action that Moog has taken and proposes to take with respect thereto.
(vi)SEC Filings. Promptly after the sending or filing thereof, copies of all reports that Moog sends to any of its security holders, and copies of all reports and registration statements that Moog or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available.
(vii)ERISA Event. Promptly after the filing or receiving thereof, copies of all reports and notices that Moog or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case if any such report or notice is in respect of the assessment of withdrawal liability or an event or condition that would reasonably be

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expected to result in the imposition of liability on Moog and/or any such Affiliate that would reasonably be expected to have a Material Adverse Effect.
(viii)Name Changes. At least 10 days before any change in Moog’s or any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
(ix)Litigation. Promptly after Moog obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Moog or any of its Subsidiaries and any Governmental Authority that would be reasonably expected to result in a Material Adverse Effect; or (B) litigation or proceeding relating to any Transaction Document.
(x)Material Adverse Effect. Promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Moog and its Subsidiaries, taken as a whole.
(xi)Other Information. Such other information respecting the Receivables or the condition or operations, financial or otherwise, of Moog or any of its Affiliates as the Administrative Agent may from time to time reasonably request.
(xii)Compliance Certificates. Together with the financial statements required in clauses (i) and (ii) above, a certificate substantially in the form of Exhibit H signed by the chief financial officer or treasurer of the Master Servicer, or such other Person as may be acceptable to the Administrative Agent.
(xiii)Know Your Customer. Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Purchaser.
Documents required to be delivered by Moog pursuant to this Section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website at moog.com.
(k)Security Interest, Etc. In order to evidence the security interests of the Administrative Agent under this Agreement, the Master Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Master Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall

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authorize the Master Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Master Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(l)Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  The Master Servicer will (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Purchaser that previously received a Beneficial Ownership Certification (or a certification that the Seller qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Seller ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Administrative Agent or any Purchaser, provide the Administrative Agent or directly to such Purchaser, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
(m)[Reserved].
(n)[Reserved].
(o)Seller’s Tax Status. The Master Servicer shall not take or cause any action to be taken that could result (and shall not fail to take any action the omission of which could result) in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is a wholly-owned subsidiary of a U.S. Person for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
SECTION 8.03. Separate Existence of the Seller. Each of the Seller and the Master Servicer hereby acknowledges that the Secured Parties, the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Master Servicer, Moog and their Affiliates. Therefore, each of the Seller and Master Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Moog, the Originators, the Master Servicer and any other Person, and is not a division of Moog, the Originators, the Master Servicer, its Affiliates or any other Person. Without limiting the generality of

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the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Master Servicer shall take such actions as shall be required in order that:
(a)Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Sold Assets and Seller Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.
(b)No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.
(c)Independent Director. Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as a director of the Seller has not been, and during the continuation of his or her service as a director of the Seller is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller, Moog or any of their respective Affiliates (other than his or her service as a director of the Seller); (ii) a customer or supplier of the Seller, Moog or any of their respective Affiliates (other than his or her service as a director of the Seller); or (iii) any member of the immediate family of a person described in (i) or (ii), (B) has, (i) prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (C) has been appointed as an independent director of the Seller in strict compliance with the terms of the Seller’s limited liability company agreement (without giving effect to any amendment or waiver thereof that the Administrative Agent has not consented to in writing).
The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

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The Seller’s limited liability company agreement shall provide that: (A) the Seller’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.
The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Moog or any Affiliate thereof.
(d)Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(e)Compensation. Any officer, employee, independent contractor, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers, employees, independent contractors, consultants or agents as the Master Servicer (or any other Affiliate thereof), the salaries, fees, costs and expenses relating to such Persons shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers, employees, independent contractors, consultants and agents. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds.
(f)Servicing and Costs. The Seller will contract with the Master Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Master Servicer the Servicing Fee pursuant hereto. The Seller will not incur any indirect or overhead expenses for items shared with the Master Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Moog shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees.
(g)Operating Expenses. The Seller’s operating expenses will not be paid by the Master Servicer, the Parent, Moog, any Originator or any Affiliate thereof.

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(h)Correspondence. All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery.
(i)Books and Records. The Seller’s books and records will be maintained separately from those of Moog and any other Affiliate thereof.
(j)Disclosure of Transactions. All financial statements of the Master Servicer, the Parent, Moog, the Originators or any Affiliate thereof that are consolidated to include the Seller (other than internally prepared financial statements) will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Master Servicer, the Parent, Moog, the Originators or any Affiliate thereof.
(k)Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Master Servicer, the Parent, Moog, the Originators or any Affiliates thereof.
(l)Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Master Servicer, the Parent, Moog, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Master Servicer, the Parent, Moog, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Master Servicer, the Parent, Moog, the Originators or any Affiliate thereof (other than the Master Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Master Servicer, the Parent, Moog, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.
(m)Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Master Servicer, the Parent, Moog, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Master Servicer, the Parent, Moog, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Master Servicer, the Parent, Moog, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to

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the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(n)Allocation of Overhead. To the extent that Seller, on the one hand, and the Master Servicer, the Parent, Moog, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, jointly do business with vendors or service providers or otherwise share overhead expenses, there shall be a fair and appropriate allocation of such costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
(o)Salaries. Moog shall not pay the salaries of the Seller’s employees, if any.
ARTICLE IX

ADMINISTRATION AND COLLECTION
OF RECEIVABLES
SECTION 9.01. Appointment of the Master Servicer.
(a)The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Master Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Moog (in accordance with this Section 9.01) of the designation of a new Master Servicer following the occurrence of an Event of Termination, Moog is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Termination, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (at the direction of the Majority Purchasers) designate as Master Servicer any Person (including itself) to succeed Moog or any successor Master Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Master Servicer pursuant to the terms hereof.
(b)Upon the designation of a successor Master Servicer as set forth in clause (a) above, Moog agrees that it will terminate its activities as Master Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Master Servicer, and Moog shall cooperate with and assist such new Master Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Master Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.
(c)Moog acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on Moog’s agreement to act as Master Servicer hereunder. Accordingly, Moog agrees that it will not voluntarily resign as Master Servicer without the prior written consent of the Administrative Agent and the Majority Purchasers.

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(d)The Master Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Master Servicer pursuant to the terms hereof, (ii) the Master Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Master Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Master Servicer hereunder by giving notice of its desire to terminate such agreement to the Master Servicer (and the Master Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.
SECTION 9.02. Duties of the Master Servicer.
(a)The Master Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Master Servicer shall set aside, for the accounts of each Purchaser, the amount of Collections to which each such Purchaser is entitled in accordance with Article IV hereof. The Master Servicer may, in accordance with the applicable Credit and Collection Policy, take such action, including modifications, extensions of maturity, adjustments of Outstanding Balances, waivers or restructurings of Pool Receivables and related Contracts, as the Master Servicer may reasonably determine to be appropriate to maximize Collections thereof; and may require the Obligor of a Delinquent Receivable or Defaulted Receivable to execute and deliver a promissory note to evidence its obligations on such Receivable; provided that, unless otherwise agreed to by the Administrative Agent in writing, the Master Servicer shall promptly deliver the original of any such promissory note in a principal amount exceeding (i) if Termination Event or an Unmatured Termination Event has occurred and is continuing at such time, $0, or (ii) at any other time, $10,000, to the Administrative Agent; and provided, however, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing, the Master Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Master Servicer and the Master Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Master Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security. Notwithstanding the foregoing, if an Event of Termination has occurred and is continuing and Moog or an Affiliate thereof is serving as the Master Servicer, Moog or such Affiliate shall not cause any Pool Receivable to be converted to,

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or to otherwise become, an Unbilled Receivable (including, without limitation, by issuing a credit memo in respect of such Pool Receivable and thereafter re-billing such Receivable as contemplated by the definition of “Dilution Excluded Receivable”).
(b)The Master Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness owed to Seller that is not a Pool Receivable, less, if Moog or an Affiliate thereof is not the Master Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Master Servicer of servicing, collecting and administering such collections. The Master Servicer, if other than Moog or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
(c)The Master Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Master Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Master Servicer, or that have been obtained by the Master Servicer, in connection with this Agreement.
SECTION 9.03. Lock-Box Account Arrangements.
(a)On or prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Termination, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (upon the direction of the Majority Purchasers) at any time thereafter give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts (and the related lock-boxes) transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Lock-Box Accounts (and the respective related lock-boxes) redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account (or send to the applicable related lock-box) and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Master Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. The parties hereto hereby acknowledge that if at any time the Administrative Agent takes control of any Lock-Box Account (and any such related lock-box), the Administrative Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrative Agent, the Purchasers or any other Person hereunder, and the Administrative Agent shall distribute or cause to be distributed such funds in accordance with Section 4.01 and Article II (in each case as if such funds were held by the Master Servicer thereunder).

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SECTION 9.04. Enforcement Rights.
(a)At any time following the occurrence and during the continuation of an Event of Termination:
(i)the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
(ii)the Administrative Agent may instruct the Seller or the Master Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Master Servicer, as the case may be, shall give such notice at the expense of the Seller or the Master Servicer, as the case may be; provided, that if the Seller or the Master Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Master Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)the Administrative Agent may request the Master Servicer to, and upon such request the Master Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Master Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)notify the Lock-Box Banks that the Seller, each Originator and the Master Servicer will no longer have any access to the Lock-Box Accounts;
(v)the Administrative Agent may (or, at the direction of the Majority Purchasers shall) replace the Person then acting as Master Servicer; and
(vi)the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or Moog under the Performance Guaranty.

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For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.
(b)The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 9.05. Responsibilities of the Seller.
(a)Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of the Seller, the Master Servicer or any Originator thereunder.
(b)Moog hereby irrevocably agrees that if at any time it shall cease to be the Master Servicer hereunder, it shall act (if the then-current Master Servicer so requests) as the data-processing agent of the Master Servicer and, in such capacity, Moog shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Moog conducted such data-processing functions while it acted as the Master Servicer.
SECTION 9.06. Servicing Fee.
(a)Subject to clause (b) below, the Seller shall pay the Master Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.
(b)If the Master Servicer ceases to be Moog or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Master Servicer not to exceed 110% of the

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aggregate reasonable costs and expenses incurred by such successor Master Servicer in connection with the performance of its obligations as Master Servicer hereunder.
ARTICLE X

EVENTS OF TERMINATION
SECTION 10.01. Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:
(a)(i) any Moog Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document and, except as otherwise provided herein, if such failure is capable of cure, such failure shall continue for 30 days after knowledge or notice thereof, (ii) any Moog Party shall fail to timely make (x) any payment in reduction of Capital, any payment in respect of Yield or fees under the Fee Letter or any deposit of Collections when required hereunder or under any other Transaction Document and such failure shall continue unremedied for one (1) Business Day or (y) any payment for any other amounts owing hereunder or under any other Transaction Document and such failure shall continue unremedied for five (5) Business Days or (iii) Moog shall resign as Master Servicer, and no successor Master Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;
(b)Moog (or any Affiliate thereof) shall fail to transfer to any successor Master Servicer when required any rights pursuant to this Agreement that Moog (or such Affiliate) then has as Master Servicer;
(c)any representation or warranty made or deemed made by any Moog Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by any Moog Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;
(d)the Seller or the Master Servicer shall fail to deliver a Monthly Report or a Weekly Report pursuant to this Agreement, and such failure shall remain unremedied for one (1) Business Day;
(e)this Agreement or any security interest granted pursuant to this Agreement or the Purchase and Sale Agreement shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to any material portion of the Pool Receivables, free and clear of any Adverse Claim;
(f)any Moog Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Moog Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts

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under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Moog Party shall take any corporate action to authorize any of the actions set forth above in this paragraph;
(g)as of the end of any Fiscal Month, (i) the Default Ratio shall exceed 5.0%, (ii) the Days’ Sales Outstanding shall exceeds 65 days, (iii) the average of the Default Ratios for the three Fiscal Months then most recently ended shall exceed 3.5%, (iv) the average of the Delinquency Ratios for the three Fiscal Months then most recently ended shall exceed 15.0% or (v) the average of the Dilution Ratios for the three Fiscal Months then most recently ended shall exceed 5.0%;
(h)a Change in Control shall occur;
(i)a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days;
(j)(i) Moog or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding under the Moog Credit Agreement or any other Debt in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement (including the Moog Credit Agreement), mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt in a principal amount of at least $50,000,000 and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debt holders the right (whether acted upon or not) to accelerate the maturity of such Debt or to terminate any commitments of the lenders under such agreement (including the Moog Credit Agreement), or (b) such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;
(k)either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA and such failure is not cured and any related lien released with 30 days, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of any Moog Party, or any ERISA Affiliate and such lien shall have been filed and not released within 30 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall

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indicate its intention in writing to any Moog Party or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of any Moog Party or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability and such lien shall have been filed and not released within 30 days;
(l)the Seller or Moog shall fail to (x) at any time (other than for fifteen (15) Business Days following notice of the death or resignation of any Independent Director) have an Independent Director, that satisfies each element of the definition of Independent Director, on the Seller’s board of directors or (y) notify the Administrative Agent and each Purchaser of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors within ten (10) Business Days of such replacement or appointment;
(m)any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Moog Party shall so state in writing;
(n)one or more final judgments for the payment of money in an amount equal to or greater than the “Threshold Amount” described below individually or in the aggregate shall be entered against the Seller, the Master Servicer or any Originator, on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment or judgments shall continue unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof, with the “Threshold Amount” equaling $50,000,000 in the case of Master Servicer or any Originator, and $14,425 or such greater amount that is required under applicable law for such judgment creditor or creditors of the Seller to initiate a bankruptcy proceeding against Seller;
(o)the “Purchase and Sale Termination Date” under and as defined in the Purchase and Sale Agreement shall occur under the Purchase and Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Purchase and Sale Agreement;
(p)on any Payment Date, prior to giving effect to the purchase of Receivables that otherwise would occur on such Payment Date under the Purchase and Sale Agreement, the Purchase Price (as defined in the Purchase and Sale Agreement) of Receivables cannot be paid in full; or
(q)a Financial Covenant Breach shall occur;
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Purchasers shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller

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Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date and the Seller Obligation Final Due Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.
ARTICLE XI

THE ADMINISTRATIVE AGENT
SECTION 11.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 11.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Master Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Master Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books

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and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 11.04. Indemnification of Administrative Agent. Each Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers or the Majority Purchasers, as the case may be, and assurance of its indemnification by the Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Purchasers or the Majority Purchasers, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Purchasers or (ii) may be taken by the Administrative Agent alone or without any advice or

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concurrence of any Purchaser, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Purchasers.
SECTION 11.07. Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, Moog or the Master Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, Moog or the Master Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 11.09. Successor Administrative Agent.
(a)The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Master Servicer and each Purchaser, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Purchasers as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers within sixty (60) days after the departing Administrative Agent’s giving of notice of

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resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.
(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
ARTICLE XII

[RESERVED]
ARTICLE XIII

INDEMNIFICATION
SECTION 12.01. Indemnities by the Seller.
(a)Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, an “Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 5.03 (other than (I) as set forth below and (II) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):
(i)any Pool Receivable which the Seller or the Master Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

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(ii)any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report, any Weekly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim;
(v)the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral, whether at the time of any Investment or at any subsequent time;
(vi)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(vii)any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(viii)any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
(ix)the commingling of Collections of Pool Receivables at any time with other funds;
(x)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments by the Seller or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

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(xi)any setoff with respect to any Pool Receivable;
(xii)any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;
(xiii)the failure by the Seller to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;
(xiv)any failure of a Lock-Box Bank (other than Wells or an Affiliate thereof) to comply with the terms of the applicable Lock-Box Agreement, the termination by a Lock-Box Bank (other than Wells or an Affiliate thereof) of any Lock-Box Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Lock-Box Bank (other than Wells or an Affiliate thereof) under any Lock-Box Agreement;
(xv)the failure or delay by an Originator to provide any Obligor with an invoice or other evidence of indebtedness;
(xvi)the use of proceeds of any Investment by the Seller; or
(xvii)any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
SECTION 13.02. Indemnification by the Master Servicer.
(a)Without limiting any other rights that any Indemnified Party may have hereunder or under Applicable Law, the Master Servicer hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Master Servicer Indemnified Amounts”) arising out of or resulting from (whether directly or indirectly): (i) the failure of any information contained in a Monthly Report or Weekly Report to be true and correct, or the failure of any other information provided to any Purchaser or the Administrative Agent by, or on behalf of, the Master Servicer to be true and correct; (ii) any failure of a Lock-Box Bank (other than Wells or an Affiliate thereof) to comply with the terms of the applicable Lock-Box Agreement, the termination by a Lock-Box Bank (other than Wells or an Affiliate thereof) of any Lock-Box Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Lock-Box Bank (other than Wells or an Affiliate thereof) under any Lock-Box Agreement; (iii) the failure of any representation, warranty or statement made or deemed made by the Master Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made; (iv) the failure by the Master Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; (v) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable; (vi) any failure of the Master Servicer to perform its duties or obligations in

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accordance with the provisions hereof or any other Transaction Document to which it is a party; (vii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables, in or purporting to be in the Receivables Pool and any other Sold Assets or Seller Collateral, whether at the time of any purchase or reinvestment or at any subsequent time; (viii) the commingling of Collections of Pool Receivables at any time with other funds; or (ix) any obligation of the Seller under Section 5.03.
ARTICLE XIV

MISCELLANEOUS
SECTION 14.01. Amendments, Etc.
(a)No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or any Transaction Document or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Master Servicer, affect the rights or duties of the Master Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:
(i)change (directly or indirectly) the definitions of, Adjusted Aggregate Eligible Outstanding Balance, Change in Control, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Scheduled Termination Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount (or any of the components thereof);
(ii)reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;
(iii)change any Event of Termination;
(iv)release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;

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(v)release the Seller from any of its obligations under the Seller Guaranty or terminate the Seller Guaranty, or release Moog from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;
(vi)change any of the provisions of this Section 14.01 or the definition of “Majority Purchasers”; or
(vii)change the order of priority in which Collections are applied pursuant to Section 4.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser and (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser.
SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include email communication) and emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.
SECTION 14.03. Assignability; Addition of Purchasers.
(a)Assignment by Purchasers. Each Purchaser may assign to any Eligible Assignee or to any other Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that:
(i)except for an assignment by a Purchaser to either an Affiliate of such Purchaser or any other Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or an Unmatured Event of Termination has occurred and is continuing);
(ii)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(iii)the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Purchaser’s Commitment; and

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(iv)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Purchaser hereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto).
(b)Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser and the aggregate outstanding Capital (and stated Yield) of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Master Servicer, the Administrative Agent, the Purchasers, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Master Servicer or any Purchaser at any reasonable time and from time to time upon reasonable prior notice.
(c)Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Purchaser and an Eligible Assignee or assignee Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Master Servicer.
(d)Participations. Each Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that:
(i)such Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and
(ii)such Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

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The Administrative Agent, the other Purchasers, the Seller and the Master Servicer shall have the right to continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(e)Participant Register. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Purchaser herein shall be assignable by the Administrative Agent or such Purchaser, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Purchaser, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Master Servicer’s and the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).
(g)Assignments by the Seller or the Master Servicer. Neither the Seller nor, except as provided in Section 9.01, the Master Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser (such consent to be provided or withheld in the sole discretion of such Person).
(h)Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser, or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other

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Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Master Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs) of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
SECTION 14.05. No Proceedings; Limitation on Payments.
(a)Each of the Master Servicer, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination.
(b)The provisions of this Section 14.05 shall survive any termination of this Agreement.
SECTION 14.06. Confidentiality.
(a)Each of the Seller and the Master Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Purchaser may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such

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information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Master Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding (including, without limitation, filings required under applicable rules of the U.S. Securities and Exchange Commission) or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Master Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Master Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Master Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
(b)Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Master Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Master Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its Eligible Assignees and Participants and potential Eligible Assignees and Participants and their respective counsel but only if they agree in a signed writing to hold such information confidential under substantially the same terms as those in this Section 14.06(b) and that the Seller and Moog are third party beneficiaries to such confidentiatlity agreement, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Purchaser or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Master Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent

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and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.
(c)As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.
(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.10, 5.01, 5.03, 11.04,

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11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.
SECTION 14.10. CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE MASTER SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE MASTER SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE MASTER SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER AND THE MASTER SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)EACH OF THE SELLER AND THE MASTER SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 14.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 14.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller

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Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 14.13. Limitation of Liability.
(a)No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Master Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
SECTION 14.14. Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Master Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Master Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Master Servicer and Moog, which information includes the name, address, tax identification

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number and other information regarding the Seller, the Originators, the Master Servicer and Moog that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Master Servicer and Moog in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Master Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
SECTION 14.16. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Master Servicer against amounts owing by the Seller or the Master Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Master Servicer, as applicable, promptly following such setoff.
SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 14.20. Amendment and Restatement; Consent. This Agreement amends and restates the Prior Agreement effective when described in Section 6.01. This Agreement shall not effect a novation of any of the obligations of the parties to the Prior Agreement, but instead shall be merely a restatement and, when applicable, an amendment of the terms governing such obligations. The parties hereto acknowledge and consent to the amendment or amendment and restatement of any of the other Transaction Documents, as applicable, on the date hereof.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MOOG RECEIVABLES LLC
By: /s/ Christopher P. Donnini
Name: Christopher P. Donnini
Title: Treasurer
MOOG INC., as the Master Servicer
By: /s/ Christopher P. Donnini
Name: Christopher P. Donnini
Title: Treasurer

744072627 21691544	S-1	A&R Receivables Purchase Agreement

WELLS FARGO BANK, N.A., as Administrative Agent
By: /s/ Jason Barwig
Name: Jason Barwig
Title: Vice President

WELLS FARGO BANK, N.A., as a Purchaser
By: /s/ Jason Barwig
Name: Jason Barwig
Title: Vice President

744072627 21691544	S-2	A&R Receivables Purchase Agreement